Exhibit 16.2

[LETTERHEAD OF ROSENBERG RICH BAKER BERMAN & COMPANY]

November 9, 2005

To the Audit Committee of

e-Smart Technologies, Inc.

222 Grace Church Street

Suite 300

Port Chester, NY 10573

It has come to our attention that the annual filing made by e-Smart Technologies, Inc., Form 10-KSB for the year ended December 31, 2004 filed on May 9, 2005 requires amendment.

Our report on the financial statements included therein indicates that we expressed an opinion with respect to the period “from inception to date” which is in error. Further, any reference in the financial statements to periods “from inception to date” should be reflected as being “unaudited”.

With this correspondence, we are communicating to the Company the above described deficiency. SEC regulations require that notice of receipt of this correspondence be sent to the SEC’s Office of the Chief Accountant, with a copy to us, within one day of receipt. If we do not receive such a copy within this time period we are required to notify the SEC directly.

Very truly yours,

/s/ Rosenberg Rich Baker Berman & Company